Exhibit 99.3

              Volt Information Sciences, Inc. Announces
          Volt Delta Resources' $70 Million Credit Facility

    NEW YORK--(BUSINESS WIRE)--Dec. 21, 2006--Volt Information Sciences, Inc. (NYSE: VOL) announced today the closing of a new three-year $70 million secured stand-alone credit facility ("Delta Credit Facility") for its wholly owned subsidiary, Volt Delta Resources, LLC ("Delta")

    The Delta Credit Facility is established under a secured, syndicated, revolving credit agreement with Wells Fargo Bank, National Association as the administrative agent, arranger, and lender. Three additional lenders participated under the Delta Credit Facility; Lloyds TSB Bank Plc, Bank of America, N.A and JPMorgan Chase N.A. The Delta Credit Facility is guaranteed, on a secured basis, by certain domestic subsidiaries of Delta. Wells Fargo and the three additional lenders also participate in Volt's own $40MM revolving credit facility. Neither Volt nor Delta is a guarantor of the other's facility.

    Steven A. Shaw, President and CEO of Volt Information Sciences, Inc., commented "Volt Delta Resources has enjoyed tremendous growth over the past few years. The new credit facility better aligns the assets and liabilities of the Company's subsidiaries and provides Delta with the stand-alone capital to take advantage of market opportunities as they arise."

    The new Delta Credit Facility will be used in part to pay down approximately $38MM in inter-company debt now owed by Delta to Volt. Under the Delta Credit Facility, that paydown must occur within 30 days after closing, but it is anticipated that such payment will be made in early January 2007. Volt currently has no outstanding debt under its own revolving facility but has $100 million currently financed under its $200 million securitization program.

    The Delta Credit Facility provides for the maintenance of various financial ratios and covenants, and imposes limitations on, among other things, the incurrence of additional indebtedness, the incurrence of additional liens, sales of assets, the level of annual capital expenditures, and the amount of investments and loans that may be made by Delta and its subsidiaries.

    Volt Information Sciences, Inc has previously announced plans to release financial results for its fourth quarter of 2006 before the NYSE market opens on Tuesday, January 9, 2007. The Company will conduct a conference call and an audio webcast with analysts and the investment community at 10:00 am on the same day. Forward-looking and other material information may be discussed in this conference call. Interested parties are invited to listen to the conference call which can be accessed through the dial-in number 1-800-857-6028 (Dial 1-210-234-0013 from outside the U.S.) with the passcode Fourth Quarter, or over the Internet at www.volt.com.

    Volt Information Sciences, Inc. is a leading national provider of Workforce, Information and Telecommunications Solutions for its Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial, and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit the Volt Information Sciences, Inc., web site at www.volt.com.

    This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. A copy of the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention:
Shareholder Relations. These and certain other SEC filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Company's website at http://www.volt.com in the Investor Information section.

    CONTACT: Volt Information Sciences, Inc.
             Ron Kochman, 212-704-2490
             rkochman@volt.com